EXHIBIT 99.2

Outlook for Fiscal Fourth Quarter

      On June 18, 2001, noting that its forward-looking visibility is limited, Solectron Corporation issued guidance for its fiscal fourth quarter, which ends August 31, 2001. Sales are expected to range from $3 billion to $3.5 billion, implying full-year sales growth of 28 to 32 percent.

      In the third quarter, Solectron launched a restructuring plan to consolidate facilities, relocate certain capabilities and refine the value proposition of a number of sites. The plan currently is expected to result in charges to earnings of $335 million, with $285 million recorded in the third quarter and the balance expected to be recorded in the fourth quarter. The charges primarily cover the costs of eliminating equipment, writing off or terminating leases on property, and reducing the company’s work force.

      The foregoing statements, regarding Solectron's financial outlook for its fiscal fourth quarter are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. Actual results could vary based on the length and severity of the global economic downturn, related declines in demand from our customers, the relative success and timing of our restructuring plan, our ability to integrate successfully our acquisitions and other factors. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Fiscal Third Quarter Results

      On June 18, 2001, Solectron announced that sales in the quarter ended May 31, 2001, were $4 billion, up 9.3 percent from $3.6 billion in the year-earlier quarter and representing a 26.5 percent decrease from $5.4 billion in the second quarter of fiscal 2001. Solectron incurred a net loss under U.S. Generally Accepted Accounting Principles of $185.7 million, or 28 cents per diluted share, compared with net income of $119.7 million, or 19 cents per diluted share, in the same period of last year. Excluding restructuring charges, the company had third-quarter earnings of approximately $5 million.

      In the quarter ended May 31, 2001, Solectron continued to be affected by the global economic downturn and resulting declines in demand from customer end-markets. A restructuring plan initiated during the quarter led to a $285 million third-quarter pre-tax charge. Unaudited consolidated statement of operations and balance sheet information follow.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended

	May 31, 2001 (*)	May 31, 2000	May 31, 2001 (*)	May 31, 2000

Net sales	$3,983.4	$3,645.0	$15,097.4	$9,401.3

Cost of sales	3,677.7	3,339.5	13,818.8	8,538.9

Gross profit	305.7	305.5	1,278.6	862.4

Operating expenses:

Selling, general and administrative	203.1	111.3	580.8	319.4

Research and development	19.5	15.7	55.8	44.7

Goodwill amortization expense	52.3	1.3	87.8	3.9

Acquisition costs	0.3	5.2	29.5	25.5

Restructuring and impairment costs	285.0	1.8	310.3	7.7

Operating (loss) income	(254.5)	170.2	214.4	461.2

Interest income	22.7	24.0	95.9	67.4

Interest expense	(48.2)	(16.7)	(128.0)	(40.6)

(Loss)income before income taxes and cumulative effect of change in accounting principle	(280.0)	177.5	182.3	488.0

Income taxes	(94.3)	57.8	55.5	158.3

(Loss) income before cumulative effect of change in accounting principle	(185.7)	119.7	126.8	329.7

Cumulative effect of change in accounting principle for start-up costs, net of $1.6 income tax benefit	—	—	—	(3.5)

Net (loss) income	$(185.7)	$119.7	$126.8	$326.2

Basic net (loss) income per share:

(Loss) income before cumulative effect of change in accounting principle	$(0.28)	$0.20	$0.20	0.55

Cumulative effect of change in accounting principle	—	—	—	(0.01)

	$(0.28)	$0.20	$0.20	0.54

Diluted net (loss) income per share (Loss) income before cumulative effect of change in accounting principle	$(0.28)	$0.19	$0.19	0.53

Cumulative effect of change in accounting principle	—	—	—	(0.01)

	$(0.28)	$0.19	$0.19	0.52

Shares used to compute net (loss) income per share:

Basic	654.1	601.4	636.9	597.8

Diluted	654.1	623.8	653.1	622.7

*	Includes the effect of changing certain depreciation lives from four to five years beginning March 2001. Consequently, the depreciation charge on these assets was $11.8 million lower than it would have been using a four year life.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET INFORMATION
(In millions)

	May 31, 2001	August 31, 2000

ASSETS

Current assets:

Cash, cash equivalents and short-term investments	$2,175.9	$2,434.1

Accounts receivable, net	2,391.4	2,146.3

Inventories	4,201.7	3,787.3

Prepaid expenses and other current assets	312.7	260.5

Total current assets	9,081.7	8,628.2

Net property and equipment	1,381.1	1,080.4

Other assets	844.5	627.4

Goodwill	1,985.2	39.6

Total assets	$13,292.5	$10,375.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Short-term debt	$337.6	$69.2

Accounts payable	2,040.5	2,694.1

Accrued employee compensation	203.0	179.8

Accrued expenses	120.7	262.5

Other current liabilities	146.3	11.2

Total current liabilities	2,848.1	3,216.8

Long-term debt	4,977.2	3,319.5

Other long-term liabilities	57.2	37.2

Total liabilities	7,882.5	6,573.5

Stockholders’ equity:

Common stock	0.7	0.6

Additional paid-in capital	3,847.9	2,259.1

Retained earnings	1,781.9	1,656.8

Accumulated other comprehensive losses	(220.5)	(114.4)

Total stockholders’ equity	5,410.0	3,802.1

Total liabilities and stockholders’ equity	$13,292.5	$10,375.6